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                                                                 Exhibit (a)(12)


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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated
     February 17, 1998, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of
            Shares in any jurisdiction in which the making of the
              Offer or the acceptance thereof would not be in
               compliance with the laws of such jurisdiction.
                 In those jurisdictions where the securities,
                   blue sky or other laws require the Offer
                    to be made by a licensed broker or dealer,
                      the Offer shall be deemed to be made on
                       behalf of the Purchaser by Bear, Stearns
                         & Co. Inc. or one or more registered
                          brokers or dealers licensed under
                            the laws of such jurisdiction.

                       Notice of Offer to Purchase for Cash
                      All Outstanding Shares of Common Stock
            (Including the Associated Preferred Stock Purchase Rights)
                                      of
                         Computer Sciences Corporation

                                      at

                             $108 Net Per Share

                                      by

                          CAI Computer Services Corp.

                         a wholly owned subsidiary of

                     Computer Associates International, Inc.

  CAI Computer Services Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Computer Associates International, Inc. ("Computer Associates"), hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Computer Sciences Corporation, a Nevada corporation (the "Company"), and (unless and until the Purchaser declares that the Rights Condition (as defined below) has been satisfied) the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of December 21, 1988, amended and restated as of August 1, 1996 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder
Services, L.L.C., as Rights Agent, at a purchase price of $108 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 17, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires,
(i) all references to Shares shall include the associated Rights and (ii) all references to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement. Unless the Rights are redeemed prior to the Expiration Date (as defined below) or the Purchaser is satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined in the Offer to Purchase), holders of Shares are required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2 of the Offer to Purchase. Unless the Distribution Date (as defined in the Offer to Purchase) occurs, a tender of Shares will also constitute a tender of associated
Rights.
  On February 2, 1998, the Company publicly announced a two-for-one split of the Shares (the "Announced Stock Split") in the form of a 100% stock dividend thereon (the "Stock Split Dividend"). The Company further announced that the Stock Split Dividend will be payable on March 23, 1998 to holders of Shares of record on March 2, 1998. The $108 per Share offered in the Offer has been determined based on the Shares without giving effect to the Announced Stock Split. Information with respect to the effect of the Announced Stock Split on the terms of the Offer is set forth in the Offer to Purchase.
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          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
          MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 16, 1998,
          UNLESS THE OFFER IS EXTENDED.
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  The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares, including the Rights associated therewith, which, when added to the number of Shares (and Rights) beneficially owned by the Purchaser and its affiliates, constitutes a majority of the total number of outstanding Shares (and Rights) on a fully diluted basis, (2) the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition"),
(3) the Purchaser being satisfied, in its sole discretion, that the Nevada Control Share Acquisition Statute (as defined in the Offer to Purchase) is inapplicable to the Offer and the Proposed Merger and (4) the Purchaser being satisfied, in its sole discretion, that the Nevada Business Combination Statute (as defined in the Offer to Purchase) is inapplicable to the Offer and the Proposed Merger. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase. The Offer is not conditioned on obtaining financing.
  The purpose of the Offer is to enable Computer Associates to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares.
  Computer Associates intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company by Computer
Associates. The Purchaser reserves the right to amend the Offer upon entry into an acquisition agreement or other agreement regarding a business combination with the Company or otherwise or to negotiate an acquisition agreement or other agreement regarding a business combination with the Company not involving a tender offer.
  The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any event specified in
Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to First Chicago Trust Company of New York (the "Depositary"). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Subject to the applicable regulations of the Securities and Exchange Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory or governmental approvals specified in Section 15 of the Offer to Purchase, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in
Section 14 of the Offer to Purchase has not been satisfied or upon the occurrence of any event specified in Section 14 and (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and, other than in the case of any such waiver, by making a public announcement thereof. Any such extension, delay, termination or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates") for such Shares and, if applicable, certificates representing the associated Rights (the "Rights Certificates") for the associated Rights, or, in the case of Shares, timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.
  If, for any reason whatsoever, acceptance for payment of any Shares and Rights tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares and Rights tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), retain tendered Shares and Rights and such Shares and Rights may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law.
  If certain events occur, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. If any tendered Shares are not purchased pursuant to the Offer for any reason or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section
3 of the Offer to Purchase, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights.
  Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares and Rights made pursuant to the Offer are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after April 17, 1998 (or such later date as may apply in case the Offer is extended). The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, March 16, 1998, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. A withdrawal of Shares will also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn, and (if Share Certificates and Rights Certificates have been tendered) the name of the registered holder of the Shares and Rights as set forth in the Share Certificate and Rights Certificate, if different from that of the person who tendered such Shares and Rights. If Share Certificates and Rights Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares and Rights to be withdrawn and the signature on the notice of withdrawal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), except in the case of Shares and Rights tendered for the account of an Eligible Institution. If Shares and Rights have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and Rights, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. Withdrawals of Shares and Rights may not be rescinded. Any Shares and Rights properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity
(including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.
  The information required to be disclosed pursuant to Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
  Requests are being made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of the Company's stockholder list, its list of holders of Rights and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, the Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and Rights and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list and list of holders of Rights, if applicable, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and Rights.
  The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained at the Purchaser's expense from the Information Agent or from brokers, dealers, commercial banks and trust companies. No fees or commissions will be payable by the Purchaser to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares and Rights pursuant to the Offer.

               The Information Agent for the Offer is:

                            MacKenzie
                          Partners, Inc.

                        156 Fifth Avenue
                    New York, New York  10010
                   (212) 929-5500 (Call Collect)
                               or
                   Call Toll-Free (800) 322-2885

              The Dealer Manager for the Offer is:

                     Bear, Stearns & Co. Inc.

                        245 Park Avenue
                  New York, New York 10167
                       (212) 272-2000

February 17, 1998
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